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Lyondell Chemical Company

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The following prepared remarks were provided during Lyondell's third quarter 2007 earnings release teleconference.
Good morning and welcome to Lyondell’s third-quarter 2007 earnings call.  This is Doug Pike, Lyondell’s vice president of Investor Relations.

Due to the pending sale of the company to Basell, we have elected to conduct this quarter’s call as a pre-recorded message rather than a live call accompanied by a question-and-answer session.  Additionally, I should mention that I will limit my comments to operating results and will not address the transaction.

Before I begin, I’d like for you to note that statements made in this call relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Actual results could differ materially from those forward-looking statements.  For more detailed information about the factors that could cause our actual results to differ materially, please refer to our earnings release issued this morning and please also refer to Lyondell's, Equistar’s and Millennium’s Annual Reports on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q for the quarter ended June 30, 2007, and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2007,  which will be filed with the SEC in November 2007.

In addition, as provided in our earnings release issued this morning, please note that Lyondell has filed a Definitive Proxy Statement with the SEC in connection with the proposed merger.  Investors and security holders are urged to read that document because it contains important information.  The earnings release also contains information regarding how you can obtain a free copy of that document and other documents that we file with the SEC.

Lyondell and its directors and officers may be deemed to be participants in the solicitation of proxies from Lyondell's stockholders with respect to the merger.  Information concerning the interests of the persons who may be participants in the solicitation is set forth in Lyondell’s definitive proxy statement and annual reports on Form 10-K, previously filed with the SEC.

I also would like to point out that these recorded comments will be available until 6 PM Eastern Time on November 1.  A web replay can also be accessed at the Investor Relations page of our website at www.lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including the earnings release, are currently available on our website at www.lyondell.com/earnings.

Now let’s proceed to the review of the results.  During the third quarter of 2007, Lyondell’s income from continuing operations was $206 million or 78 cents per share on a fully diluted basis.

Third-quarter 2007 earnings declined from $1.02 per share during the second quarter, largely due to a decline in refining margins as combined the ethylene and propylene oxide segment results were relatively unchanged versus the second quarter.

The decline in refining was partially offset by a foreign exchange gain related to an intercompany loan used to finance the construction of the Maasvlakte propylene oxide plant.  European operations have started to repay the inter-company loan from their cash flow.

Regarding individual segment performance, following record second-quarter refining results, we saw a decline in the third quarter primarily related to an earlier than normal seasonal drop in industry refining spreads.  Despite this, Maya 2-1-1 spreads were quite good, averaging close to $25 per barrel.

In the ethylene segment, our results were relatively unchanged; however, this doesn’t tell the full story of the quarter.  In fact, the quarter was characterized by significant product price increases that were offset by equally significant raw material cost increases. Consequently, margins did not advance during the quarter and they never reached a level that we consider to be reflective of industry operating rates.

In the propylene oxide and related products segment, compared to the second quarter, performance improved based on increased chemical product results while the fuel products were slightly lower.  Segment performance also improved versus the prior year’s third quarter based on improvement in both the chemical and fuel products. However, these improvements were partly offset by increased expense related to employee incentive plans.

Before discussing the individual segments and products in depth, I would like to spend a moment addressing the impact of raw material costs on our business. As most of you know, our business lines are all dependant on crude oil and/or derivatives of crude oil as their principal input cost.  Despite this, over the past several years as crude oil prices increased it did not have a significant adverse impact on our results.  We attribute this to the fact that a strong global economy has been responsible for both the increased crude oil price and a growing demand for chemicals.  Hence, the business environment has enabled chemical producers to increase prices consistent with or ahead of the cost increases.

While this describes the long run situation, it does not necessarily describe results during 2007, especially on a quarterly basis.  In fact, throughout 2007 it has been a challenge for chemical prices to keep pace with the rapidly increasing crude oil prices and raw material costs. We believe that the principal reason for this is a time lag in the pricing between chemicals and raw materials.  Raw materials tend to price daily while basic chemicals price monthly. Within our portfolio, this is particularly relevant to our ethylene segment.

The situation has been compounded by the fact that the markets have not anticipated the increased crude oil and raw material prices. For example, as recently as August, most crude oil price forecasts predicted second half 2007 prices in the $65 to $75 per barrel level. Instead, prices have increased to nearly $90 per barrel – a more than 50 percent increase since January.

Obviously, this is a significant increase, but to quantify the impact you have to appreciate the size of our operations. We typically purchase approximately 750 thousand barrels a day of raw materials to supply our refinery and chemical plants. Assuming a consistent $30 per barrel increase across all of raw materials, you would estimate a daily cost increase of approximately $20 million.

As I alluded to earlier, the businesses within our portfolio tend to react to these increases differently.  For example, the refined products generally reflect a cost increase within a matter of days, and in fact, throughout the majority of the year product pricing has generally led rather than followed crude prices.

In our ethylene segment, the impact is somewhat different due to the lag in pricing mechanisms.  This situation has depressed margins throughout the year and has created volatility of as much as $75 million from month to month.  Let me try to put this in perspective for you: if you assume that product prices lag raw material cost increases by approximately one month, then during 2007 the $3-per-month average increase in crude prices would depress annual results by approximately $300 million.

Our propylene oxide segment experiences a combination of the refining and chemical phenomena: the fuel products pass cost increases through to the market rapidly, while price increases for the chemicals in this segment tend to trail the cost increases.

In addition to this discussion, I would like to mention a couple of other items that have impacted our 2007 results.  First, year to date 2007 expenses for employee incentives have been higher than during 2006.  Our incentive plans are based on a combination of our earnings and share price performance versus the chemical industry.  As a result of increased share price, through the first three quarters of 2007 our expense for employee incentive plans has been approximately $120 million greater than the same period of 2006.

Also, I would like to remind you that we utilize LIFO inventory accounting while some of our peers utilize FIFO.  During a period of rising raw material costs and prices, reported LIFO-based results tend to be depressed relative to the FIFO basis.  Year to date, we estimate that our 2007 results would be approximately $95 million higher if reported under FIFO.

Finally, I should mention that, excluding any impact from the sale of the inorganic chemicals business, Lyondell’s 2007 book tax rate is estimated to be approximately 36 percent, and cash taxes are expected to be less than book taxes.

Now let’s turn our attention to our ethylene, co-products and derivatives segment.  As most of you know, the primary products of this segment are ethylene; ethylene co-products, including propylene, butadiene and benzene; and derivatives of ethylene, which include polyethylene, ethylene oxygenates and vinyl acetate monomer or VAM.

Third-quarter EBITDA was $180 million.  This compares to $194 million of EBITDA during the second quarter of 2007.  As I mentioned, this segment more than the others experienced significant pressure from rising raw material costs.  The key reason for this is that this business sits at the intersection between the fuels and chemical markets – buying raw materials in the fuels market while selling chemicals.

During the third quarter, crude oil prices increased by approximately $13 from $67 to $80 per barrel, while ethane increased from 73 to 89 cents per gallon. These increases, coupled with lagging co-product prices, caused our cost of ethylene production metric to increase by close to 6 cents a pound when compared to the second-quarter metric.  The majority of this increase is attributed to the crude oil-based raw materials. As a result of some planned and unplanned downtime at our natural gas-based crackers, our third-quarter raw material mix was approximately 55 percent crude oil-based.  To a certain degree, these operating factors reduced our flexibility, which added to the short-term pressure during the quarter.

From an ethylene chain pricing standpoint, price increases offset the bulk of the increase in the cost of ethylene production metric.  For example, versus the second quarter, our ethylene prices increased by 6 cents a pound, polyethylene prices increased by 5 cents a pound and ethylene glycol prices increased by 3 cents a pound.  As a result, our overall ethylene chain margins were largely unchanged versus the second quarter.

Volumetrically, third-quarter ethylene and ethylene derivative sales declined by approximately 140 million pounds or 4.5 percent versus the second quarter.  The decline was primarily in polyethylene and ethylene derivative exports, as we elected to reduce our participation in the export market in preparation for turnaround activity at our La Porte ethylene plant and in favor of domestic sales.  Although ethylene and ethylene derivative sales volumes declined versus the second quarter, on a year-on-year basis versus the third quarter of 2006, our sales volumes increased by approximately 4 percent.

The acetyls portion of the segment experienced strong market conditions during the quarter, largely due to several operating disruptions within the industry.  Our facility was one of the plants impacted during the quarter as an August storm forced an unplanned shutdown. However, margin improvements were sufficient to offset the lost sales volumes.  Consequently, our results improved by approximately $10 million versus the second quarter.

Thus far, fourth-quarter trends are similar to those experienced early in the year and, in fact, the cost pressures have been more severe.  Although the forward markets have continued to suggest that crude oil prices will decline, in fact they have continued to increase – reaching new highs.  Similarly, ethane continues to be in strong demand and inventories are low: as a result, ethane prices are also at record levels having recently surpassed $1 per gallon.

Therefore, we have entered the fourth quarter in much the same situation as we experienced during the third quarter. In an effort to counter this, we are pursuing price increases in essentially all products, but margins continue to be pressured.  Operationally, our La Porte plant is down for turnaround and will remain so until early to mid November.  This maintenance, coupled with planned and unplanned downtime among some of our peers, has resulted in very tight conditions within our system.

Now, let’s look at the propylene oxide and related products segment. This segment includes propylene oxide, derivatives of propylene oxide, toluene diisocyanate, styrene, isobutylene and fuel products, which we define as MTBE and ETBE. During the third quarter of 2007, EBITDA for this segment was $229 million, which is a $33 million increase versus the second quarter.  The chemical products in the segment outperformed second-quarter results while the fuel products declined slightly.

The results for propylene oxide and propylene oxide derivative products improved approximately $10 million versus the second quarter. Increased raw material costs, from higher propylene prices, were offset by product price increases while sales volumes were essentially unchanged.

Styrene improved by approximately $5 million, although results continued to be weak.

In TDI, both volumes and margins improved versus the second quarter, which was negatively impacted by scheduled maintenance activity.  Overall, the improvement in TDI totaled approximately $20 million.

In the fuels area, our results were relatively unchanged as increased raw material margins offset reduced sales and production related to a scheduled catalyst change.

Early in the fourth quarter, chemical products are trending much as they did during the summer months.  While fuel products have followed typical seasonal trends, during which increased butane costs coupled with lower gasoline demand, have tended to reduce margins.  Operationally, we have completed planned turnaround work at one of the U.S. propylene oxide plants.  This has been completed on schedule and without issue, and should not materially impact the fourth-quarter results.

The final area that I’d like to discuss today is the refining segment.  EBITDA for the refining segment was $275 million versus $451 million during the second quarter.

The third quarter began with very strong margins that were only slightly less than record second-quarter margins.  Typically, you might expect these to continue through Labor Day and the end of the driving season and in fact, this year’s low gasoline inventories reinforced this view.  However, margins declined during the latter part of July, approximately six weeks ahead of expectations, when it became apparent that supplies were adequate to meet summer demand.  This decline of approximately $7 per barrel impacted our quarterly results by approximately $75-100 million versus the early quarter margins.

That said, we should not lose perspective that the margins were quite good during the quarter with Maya 2-1-1 margins averaging a solid $24.50 per barrel.  This was made up of the WTI 2-1-1, which averaged $12.50 per barrel, and the heavy light spread, which averaged $12 per barrel.

During the quarter, refinery throughput remained strong, averaging 271 thousand barrels per day.  Operationally, results were reduced by approximately $30 million related to a scheduled catalyst changes at two hydrodesulfurization units.  This was offset by the final resolution of our 2005 insurance claim, which contributed $30 million.

The fourth quarter does not have any significant planned maintenance, and operations have been strong through the first four weeks.  Versus the second quarter, Maya 2-1-1 margins have declined to approximately $21 per barrel.  This consists of a $6 per barrel decline in the WTI 2-1-1 spread, while the heavy light spread has increased by approximately $3 per barrel.  Consequently, our margins remain healthy and are consistent with margins realized during the fourth quarter of 2006.

Before I complete today’s remarks, I would like to step back and review the results for the first nine months of 2007 versus 2006.  First, overall sales volumes have been slightly stronger or consistent with 2006 volumes, and industry operating rates for our products have generally held steady at solid levels.

From a margin standpoint, refining spreads have been approximately equal to record 2006 levels.  Similarly, propylene oxide and related product margins have been relatively unchanged.  However, versus 2006, margins in our ethylene segment have declined and, as I mentioned, we believe that this is primarily related to the rapid, unanticipated increase in crude oil and ethane costs.  Despite facing continued raw material costs increases throughout the year, our ethylene segment results have held steady across the first three quarters of 2007.  Historically, when raw material costs moderate the business recovers some of the lost margin.  Assuming that relatively strong industry operating rates persist, we would expect the same to occur in the future.

Thank you for your interest and attention.

    Printed 10/25/07 9:55 AM